Exhibit 10.1
TERMINATION, RELEASE
AND TRANSACTION FEE AGREEMENT
This Termination, Release and Transaction Fee Agreement (this “Agreement”), dated as of April 10, 2008, is entered into by and among (i) Newpark Resources, Inc., a Delaware corporation (“Newpark”), Newpark Drilling Fluids LLC, a Texas limited liability company and a direct wholly-owned subsidiary of Newpark (“DFI”), Newpark Texas, L.L.C., a Louisiana limited liability company and an indirect wholly-owned subsidiary of Newpark (“Newpark Texas” and, together with Newpark and DFI, the “Newpark Parties”), and (ii) Trinity Storage Services, L.P., a Texas limited partnership (“Trinity”) and Trinity TLM Acquisitions, LLC, a Texas limited liability company (“TLM”) and Moss Bluff Property, L.P., a Texas limited partnership (“MBP” and, together with Trinity and TLM, the “Trinity Parties”). Each Newpark Party and each Trinity Party are referred to herein from time to time collectively as the “Parties” and individually as a “Party”.
R E C I T A L S
WHEREAS, the Newpark Parties and the Trinity Parties (collectively, the “Purchase Agreement Parties”) have entered into that certain Membership Interests Purchase Agreement (the “Purchase Agreement”) dated as of October 10, 2007 providing for the purchase and sale of the Acquired Interests (capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement);
WHEREAS, the Outside Date has been extended in accordance with the terms of the Purchase Agreement, and the Newpark Parties have notified the Trinity Parties of their willingness to effect the Closing contemplated by the Purchase Agreement;
WHEREAS, the Trinity Parties have requested, and the Newpark Parties have agreed, to a termination of the Purchase Agreement subject to, and in accordance with, the terms and provisions of this Agreement; and
WHEREAS, the Parties desire to enter into this Agreement to evidence the terms and conditions of their mutual agreement to terminate the Purchase Agreement.
NOW, THEREFORE, in consideration of the provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1. Termination of Purchase Agreement; Release of Obligations under Purchase Agreement.
Subject to the following provisions of this Section 1 and pursuant to Section 9.1(a) of the Purchase Agreement, the Purchase Agreement Parties agree to and do hereby terminate the Purchase Agreement and the Purchase Agreement Parties’ obligations to effect the Closing of the transactions contemplated therein; provided, however, that the termination shall not affect the obligations of the Purchase Agreement Parties under the provisions of Section 5.1(a) (as they relate to the Confidentiality Agreement), Section 11.2 and Section 11.4 of the Purchase Agreement (the “Surviving Provisions”), which shall survive the termination of the Purchase Agreement. For the avoidance of doubt, the provisions of Section 9.3 of the Purchase Agreement shall not survive the termination of the Purchase Agreement hereunder except for the obligation of TLM to pay Newpark the Termination Fee in the event of any material breach by the Trinity Parties of the provisions of Section 4 below, and in the event of any such material breach by the Trinity Parties, the foregoing statement in this Section 1 that the Purchase Agreement was terminated pursuant to Section 9.1(a) thereof shall not adversely affect Newpark’s right to receive the Termination Fee. By executing this Agreement, each Purchase Agreement Party acknowledges and agrees that, except for the Surviving Provisions and the Trinity Parties’ obligation to pay Newpark the Termination Fee upon a material breach by the Trinity Parties of the provisions of Section 4 below, its respective rights, obligations and liabilities under the Purchase Agreement are hereby terminated and extinguished and that the Purchase Agreement is null and void and of no further force or effect. Notwithstanding anything to the contrary contained herein, the Purchase Agreement Parties agree that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

2. Release by the Newpark Parties.
(a) Except with respect to the Newpark Excluded Claims (defined below) and subject to the provisions of Section 2(f) below, each Newpark Party, on behalf of itself and all its officers, directors, employees, equityholders, subsidiaries, parent entities, affiliates, successors and assigns (together with each Newpark Party, each a “Newpark Releasing Party” and collectively the “Newpark Releasing Parties”), as applicable, hereby waives, discharges and releases (the “Newpark Release”) the Trinity Parties, and their respective affiliates, subsidiaries, parent entities, employees, consultants, agents, heirs, executors, successors, assigns, officers, directors, advisors and equityholders (together with the Trinity Parties, each a “Trinity Released Party” and collectively the “Trinity Released Parties”), from any and all claims, actions, causes of actions, demands, damages, liens, agreements, contracts, covenants, actions, suits, obligations, controversies, debts, costs, fees, dues, expenses, judgments, orders and all other claims and liabilities of every nature and description, known or unknown, matured or unmatured, at law or equity, and whether or not contingent (collectively, “Claims”) that any Newpark Releasing Party ever had, now has or may have against any of the Trinity Released Parties in connection with, arising from, or that may arise from the Purchase Agreement (collectively, the “Newpark Released Claims”). Notwithstanding the foregoing, the Newpark Released Claims do not include, and there shall be no release hereby with respect to, (i) the obligations of the Trinity Parties under the Surviving Provisions, (ii) any liability of the Trinity Parties for any violation or breach of the Confidentiality Agreement, or (iii) any liability of the Trinity Parties for any material breach of or failure to perform any of the covenants or obligations of the Trinity Parties under Section 4 below (collectively, the “Newpark Excluded Claims”).
(b) Subject to the provisions of Section 2(f) below, it is the intention of the Newpark Parties in executing this Agreement (and granting the Newpark Release contained herein) that this Agreement (and the Newpark Release contained herein) shall be effective as a bar to the Newpark Released Claims, and the Newpark Parties hereby knowingly and voluntarily waive any and all Newpark Released Claims. The Newpark Parties expressly consent that this Agreement (and the Newpark Release contained herein) shall be given full force and effect according to each and all of its express terms and provisions, including as to any Newpark Released Claims that are, as of the date of this Agreement, unknown, unsuspected and unanticipated (notwithstanding any federal, state, local or foreign law (statutory or decisional) that may expressly or impliedly limit the effectiveness of this Agreement (and the Newpark Release contained herein) to bar any such unknown, unsuspected and unanticipated Newpark Released Claims).

(c) Each Newpark Party acknowledges that it has executed this Agreement (and the Newpark Release contained herein) freely and without coercion, that it has been advised by counsel and that it has been provided with a reasonable period of time to consider the terms of this Agreement (and the Newpark Release contained herein).
(d) The Newpark Parties further acknowledge and understand that the actual facts and circumstances to which this Agreement (and the Newpark Release contained herein) relates may hereafter turn out to be other than or different from the facts now believed to be known by the Parties and circumstances now perceived by the Parties. The Newpark Parties assume such risk and agree that this Agreement (and the Newpark Release contained herein) shall be in all respects effective and shall not be subject to termination or rescission by reason of such different facts or circumstances.
(e) This Agreement (and the Newpark Release contained herein) is not intended, and shall not be construed, as an admission that any of the Trinity Released Parties has violated any federal, state, local or foreign law (statutory or decisional), ordinance or regulation, has breached any contract or has committed any wrong whatsoever against any Newpark Releasing Party.
(f) The Trinity Parties acknowledge that the covenants and obligations of the Trinity Parties set forth in Section 4 below constitute a material inducement and consideration for the Newpark Parties’ execution of this Agreement and the Newpark Release contained herein. The Newpark Release is conditioned upon the Trinity Parties’ performance in all material respects of their respective obligations contained in this Agreement including, without limitation, the covenants and obligations set forth in Section 4 below. If the Trinity Parties fail to comply in all material respects with the terms and obligations of this Agreement including, without limitation, the covenants contained in Section 4 below, the Newpark Release shall no longer be effective and the Newpark Parties shall be entitled to pursue any and all rights they may have hereunder and under the Purchase Agreement including the recovery of the Termination Fee.

3. Release by the Trinity Parties.
(a) Except with respect to the Trinity Excluded Claims (defined below) and subject to the provisions of Section 3(f) below, each Trinity Party, on behalf of itself and all its officers, directors, employees, equityholders, subsidiaries, parent entities, affiliates, heirs, successors and assigns (together with each Trinity Party, each a “Trinity Releasing Party” and collectively the “Trinity Releasing Parties”), as applicable, hereby waives, discharges and releases (the “Trinity Release”), the Newpark Parties and their respective affiliates, subsidiaries, parent entities, employees, consultants, agents, heirs, executors, successors, assigns, officers, directors, advisors and equityholders (together with the Newpark Parties, each a “Newpark Released Party” and collectively the “Newpark Released Parties”) from any and all Claims that any Trinity Releasing Party ever had, now has or may have against any of the Newpark Released Parties in connection with, arising from or that may arise from the Purchase Agreement, including, without limitation, any Claim arising from or that may arise from any discussions, conversations, communications or negotiations between the Newpark Parties and representatives of either or both of Kinderhook Industries, LLC and its affiliates (collectively, “KH”) and CCS Corporation and its affiliates (collectively, “CCS”) (collectively, the “Trinity Released Claims”). Notwithstanding the foregoing the Trinity Released Claims do not include, and there shall be no release hereby with respect to, (i) the obligations of the Newpark Parties under the Surviving Provisions, (ii) any liability of the Newpark Parties for any violation or breach of the Confidentiality Agreement, or (iii) any liability of the Newpark Parties for any material breach of or failure to perform any of the covenants or obligations of the Newpark Parties under Section 5 below (the “Trinity Excluded Claims”).
(b) Subject to the provisions of Section 3(f) below, it is the intention of the Trinity Parties in executing this Agreement (and granting the Trinity Release contained herein) that this Agreement (and the Trinity Release contained herein) shall be effective as a bar to the Trinity Released Claims, and the Trinity Parties hereby knowingly and voluntarily waive any and all Trinity Released Claims. The Trinity Parties expressly consent that this Agreement (and the Trinity Release contained herein) shall be given full force and effect according to each and all of its express terms and provisions, including as to any Trinity Released Claims that are, as of the date of this Agreement, unknown, unsuspected and unanticipated (notwithstanding any federal, state, local or foreign law (statutory or decisional) that may expressly or impliedly limit the effectiveness of this Agreement (and the Trinity Release contained herein) to bar any such unknown, unsuspected and unanticipated Trinity Released Claims).
(c) Each Trinity Party acknowledges that it has executed this Agreement (and the Trinity Release contained herein) freely and without coercion, that it has been advised by counsel and that it has been provided with a reasonable period of time to consider the terms of this Agreement (and the Trinity Release contained herein).
(d) The Trinity Parties further acknowledge and understand that the actual facts and circumstances to which this Agreement (and the Trinity Release contained herein) relates may hereafter turn out to be other than or different from the facts now believed to be known by the Parties and circumstances now perceived by the Parties. The Trinity Parties assume such risk and agree that this Agreement (and the Trinity Release contained herein) shall be in all respects effective and shall not be subject to termination or rescission by reason of such different facts or circumstances.
(e) This Agreement (and the Trinity Release contained herein) is not intended, and shall not be construed, as an admission that any Newpark Released Party has violated any federal, state, local or foreign law (statutory or decisional), ordinance or regulation, has breached any contract or has committed any wrong whatsoever against any Trinity Releasing Party.

(f) The Newpark Parties acknowledge that the covenants and obligations of the Newpark Parties set forth in Section 5 below constitute a material inducement and consideration of the Trinity Parties’ execution of this Agreement and the Trinity Release contained herein. The Trinity Release is conditioned upon the Newpark Parties’ performance in all material respects of their respective obligations contained in this Agreement including, without limitation, the covenants and obligations set forth in Section 5 below. If the Newpark Parties fail to comply in all material respects with the terms and obligations of this Agreement including, without limitation, the covenants contained in Section 5 below, the Trinity Release shall no longer be effective and the Trinity Parties shall be entitled to pursue any and all rights they may have hereunder and under the Purchase Agreement.
4. Covenants of Trinity Parties.
(a) The Trinity Parties hereby expressly agree that each of KH and CCS shall no longer be bound by or subject to any noncircumvention or other exclusivity arrangement with the Trinity Parties with respect to an Acquisition Transaction and that each of KH and CCS shall have the right, independently of the Trinity Parties, (i) to negotiate with the Newpark Parties concerning an Acquisition Transaction, (ii) to consummate an Acquisition Transaction, (iii) to negotiate with potential lenders and other financing sources that were introduced to KH or CCS, as the case may be, by the Trinity Parties with respect to the financing of an Acquisition Transaction, and (iv) to secure financing as needed from such lenders or other financing sources.
(b) The Trinity Parties shall, and shall cause each of their respective employees, consultants, agents, officers, directors and advisors to (i) afford to each of KH and CCS, and their respective representatives, reasonable access to the Trinity Parties’ due diligence materials relating to the proposed acquisition by TLM of the Acquired Interests including, without limitation, all Environmental Reports obtained by the Trinity Parties and reasonable access during normal business hours to the Trinity Parties’ personnel and representatives to make reasonable inquiry of such personnel and representatives regarding such materials; (ii) furnish each of KH and CCS with such financial, operating and other data concerning the Transferred Entities that the Trinity Parties may have obtained or prepared in connection with their due diligence review of the Transferred Entities; and (iii) otherwise reasonably cooperate with each of KH and CCS in their investigation of the Transferred Entities. The Trinity Parties shall authorize Terracon Consultants, Inc. (“Terracon”) to make available to each of KH and CCS all Environmental Reports previously prepared by Terracon under the direction of the Trinity Parties, and the Trinity Parties shall take such further actions as may be necessary and within Trinity’s control so that each entity may rely upon such Environmental Reports. Any fee payable to Terracon with respect thereto shall be paid by the Trinity Parties, KH and CCS as they shall mutually agree. The foregoing shall not require the Trinity Parties to permit any inspection, or disclose any information, that is reasonably likely to result in the disclosure of any confidential or proprietary information relating to the operations of the Trinity Parties or of any information subject to attorney-client privilege. In the event that the Trinity Parties receive written notice from Newpark that Newpark has entered into an exclusive agreement with any third party with respect to an Acquisition Transaction, then the Trinity Parties shall have no further obligations under this Section 4 with respect to either or both of CCS and KH unless CCS or KH, as the case may be, is a party to the exclusive agreement with Newpark. Further, the Trinity Parties shall have no further obligations under this Section 4 if the Trinity Parties receive written notice from Newpark that Newpark has terminated negotiations with each of CCS and KH with respect to a potential Acquisition Transaction.

5. Covenants of the Newpark Parties.
(a) Subject to the conditions set forth in Section 5(b) below, if the Newpark Parties consummate and close an Acquisition Transaction with either KH or CCS, and/or any of their respective affiliates, subsidiaries, parent entities or equityholders, on or before December 31, 2008, Trinity or its designee shall be entitled to receive a transaction fee from Newpark as follows:
(i)
if the Acquisition Transaction is completed with KH, and/or any of its affiliates, subsidiaries, parent entities or equityholders (together with KH, each a “KH Party” and collectively the “KH Parties”), Trinity or its designee shall be entitled to receive the sum of $5,000,000 (the “KH Transaction Fee”); and

(ii)
if the Acquisition Transaction is completed with CCS, and/or any of its affiliates, subsidiaries, parent entities or equityholders (together with CCS, each a “CCS Party” and collectively the “CCS Parties”), Trinity or its designee shall be entitled to receive the sum of $2,500,000 (the “CCS Transaction Fee”) (the KH Transaction Fee and CCS Transaction Fee may each be referred to as the “Transaction Fee”).

If earned, the Newpark Parties shall pay or cause to be paid to Trinity or its designee the applicable Transaction Fee by wire transfer of immediately available funds to an account specified by Trinity or its designee.
(b) Trinity’s right to receive the applicable Transaction Fee, and the Newpark Parties’ obligation to pay (or cause to be paid) the applicable Transaction Fee, is subject to the following conditions:
(i)	the Trinity Parties shall have complied in all material respects with the provisions of Section 4 above; and

(ii)	the closing of the Acquisition Transaction must be with a KH Party or CCS Party and must occur on or before December 31, 2008.
(c) The CCS Transaction Fee shall only be payable to Trinity or its designee if CCS and the Trinity Parties shall not have completed a transaction, simultaneously with or prior to the completion by any CCS Party of an Acquisition Transaction, pursuant to which any CCS Party shall have acquired all or substantially all of the business operations and assets of the Trinity Parties (whether by merger, consolidation, business combination, asset or equity purchase, or other transaction) (the “CCS/Trinity Transaction”).

(d) Assuming the conditions set forth in subsection (b) have been satisfied, the KH Transaction Fee, if applicable, shall be payable promptly (within two Business Days) following the closing of the Acquisition Transaction.
(e) Assuming the conditions set forth in subsections (b) and (c) have been satisfied, the CCS Transaction Fee, if applicable, shall be payable promptly (within two Business Days) following the closing of the Acquisition Transaction. If Trinity or its designee receives a CCS Transaction Fee, and thereafter the Trinity Parties and the CCS Parties consummate a CCS/Trinity Transaction on or before December 31, 2008, the Trinity Parties will pay or cause to be paid to Newpark or its designee an amount that is equal to the CCS Transaction Fee actually received by Trinity or its designee hereunder. Trinity agrees to use commercially reasonable efforts to include in any definitive agreement for the CCS/Trinity Transaction an undertaking by CCS to pay directly to Newpark from the consideration payable in the CCS/Trinity Transaction an amount equal to the CCS Transaction Fee if the CCS/Trinity Transaction is consummated on or before December 31, 2008. Any such payment by CCS shall be in full satisfaction of Trinity’s obligations in this Section 5(e).
(f) Notwithstanding the termination of the Purchase Agreement, the Trinity Parties may continue to seek financing to complete any Acquisition Transaction independent of CCS and/or KH, and the Newpark Parties will continue to negotiate with the Trinity Parties with respect to any Acquisition Transaction unless and until the Newpark Parties enter into an exclusivity agreement with a third party pertaining to one or more potential Acquisition Transactions or otherwise notify the Trinity Parties that they are terminating negotiations with the Trinity Parties concerning the Acquisition Transactions.
6. Further Assurances by the Parties.
Each Party hereto agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to give immediate effect to the agreements contained herein.
7. Miscellaneous.
(a) Complete Agreement; Assignment. This Agreement (i) embodies the complete agreement and understanding among the Parties and, except as otherwise provided herein, supersedes and preempts any prior understandings, agreements or representations (including, without limitation, the Purchase Agreement) by or among the Parties, written or oral, that may have related to the subject matter hereof in any way and (ii) shall not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without such consent shall be null and void.
(b) Amendment; Waiver. No part of this Agreement may be changed except in writing executed by each of the Parties. No breach of any provision of this Agreement may be waived unless such waiver is in writing and signed by the Party or the Parties hereto waiving such breach. The waiver of a breach of any provision of this Agreement shall not be deemed to be a waiver of any other breach hereof.

(c) Counterparts. This Agreement may be executed in separate counterparts and may be delivered by facsimile or by electronic mail in “portable document format,” each of which (including any facsimile or portable document format copy that has been delivered) is deemed to be an original and all of which taken together constitute one and the same agreement.
(d) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Each Trinity Released Party and Newpark Released Party that has not executed this Agreement is a third-party beneficiary of this Agreement. With respect to the covenants and obligations of the Trinity Parties set forth in Section 4 hereof, each of KH and CCS is a third-party beneficiary of the provisions set forth therein.
(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving any effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Texas.
(f) Headings. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
(g) Interpretation. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provisions will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of, or further limiting the scope of, this Agreement.
(h) Specific Performance. Any person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement, and to exercise all other rights granted by law. All such rights and remedies shall be cumulative and non exclusive, and may be exercised singularly or concurrently.
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IN WITNESS WHEREOF, the parties hereto have executed this Termination, Release and Transaction Fee Agreement as of the date first written above.

TRINITY TLM ACQUISITIONS, LLC

By:	/s/ Daniel B. Porter

	Name:	Daniel B. Porter
	Title:	President

TRINITY STORAGE SERVICES, L.P.

By: CCBS, Inc. Its: General Partner

By:	/s/ Daniel B. Porter

	Name:	Daniel B. Porter
	Title:	President

MOSS BLUFF PROPERTY, L.P.

By: MBP GP, L.L.C. Its: General Partner

By:	/s/ Ray Welch

	Name:	Ray Welch
	Title:	President

NEWPARK RESOURCES, INC.

By:	/s/ Paul L. Howes

	Name:	Paul L. Howes
	Title:	President and Chief Executive Officer

NEWPARK DRILLING FLUIDS LLC

By:	/s/ Mark J. Airola

	Name:	Mark J. Airola
	Title:	Vice President

NEWPARK TEXAS, L.L.C.

By:	/s/ Mark J. Airola

	Name:	Mark J. Airola
	Title:	Vice President